Exhibit 5.01

13 February 2015

King Digital Entertainment plc

Fitzwilton House

Wilton Place

Dublin 2

King Digital Entertainment plc (the “Company”)

Dear Sirs

1.	Capacity and Basis

We have acted as Irish solicitors for the Company in connection with the proposed registration by the Company of 16,097,946 ordinary shares of US$0.00008 each in the capital of the Company (the “Shares”) pursuant to a Registration Statement (the “Registration Statement”) on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Shares are issuable under the King Digital Entertainment plc 2014 Equity Incentive Plan adopted on 6 March 2014 (the “2014 Plan”).

No opinion is expressed in this Opinion Letter with regard to any matter governed by the laws of any jurisdiction other than Ireland. Nor is any opinion expressed with respect to taxation matters.

In this Opinion Letter, the term the “Companies Acts” means the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006 and the Companies (Amendment) Act 2009, the Companies (Miscellaneous) Provisions Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013, including all acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such Acts).

2.	Documents

For the purpose of issuing this Opinion Letter we have reviewed:

2.1	a certificate from Riccardo Zacconi, a director of the Company dated the same date as this Opinion Letter as to certain matters to be relied on by us (the “Company Certificate”);

2.2	the report of searches made against the Company by Brady & Co., independent law searchers, on our behalf on 12 February 2015 in the Companies Registration Office of Ireland in Dublin and the Central Office of the High Court, Dublin (together, the “Searches”);

2.3	a copy of the memorandum and articles of association of the Company annexed as Appendix I to the Company Certificate (the “Memorandum and Articles of Association”);

2.4	a copy of the resolutions passed in writing by the Board of Directors of the Company (the “Board”) on 6 March 2014 annexed as Appendix II to the Company Certificate;

2.5	a copy of the minutes of a meeting of the Board held on 4 November 2014 annexed as Appendix III to the Company Certificate;

2.6	a copy of the resolutions passed in writing by the shareholders of the Company on 6 March 2014 annexed as Appendix IV to the Company Certificate;

2.7	a copy of the 2014 Plan annexed as Appendix V to the Company Certificate;

2.8	a copy of the Registration Statement annexed as Appendix VI to the Company Certificate; and

2.9	a copy of the prospectus prepared in connection with the Registration Statement annexed as Appendix VII to the Company Certificate,

(each a “Document” and collectively, the “Documents”).

3.	Opinion

Based only on our review of the Documents and upon the assumptions listed at Clause 4, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, re-organisation, moratorium and other laws relating to the enforcement of creditors’ rights generally and to the reservations and qualifications set out in Clauses 5 and 6, we are of the opinion that the issue of the Shares will, on adoption of resolutions by the Board (or a duly appointed committee thereof) issuing and allotting such Shares, have been duly authorised by all necessary corporate action of the Company and on (i) the allotment and issuance of the Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid), and (ii) the subscription and payment in full therefor by the relevant subscribers in accordance with the Memorandum and Articles of Association and the terms of the 2014 Plan and in the manner provided for by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of such Shares are not liable, solely by virtue of holding such Shares, for additional assessments or calls on such Shares by the Company or its creditors).

4.	Assumptions

For the purpose of issuing this Opinion Letter we have made the following assumptions, without independent verification:

4.1	that the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto;

4.2	the authenticity of all signatures and/or corporate seals on, and the capacity of all individuals who signed, any of the Documents;

4.3	that, if the Searches were conducted as at the date of this Opinion Letter, the results of such new searches would be the same as the Searches;

4.4	that the Company Certificate fully and accurately states the position as to the matters of fact referred to therein and that the position as stated therein in relation to any factual matter pertains as of the date hereof;

4.5	that the copy produced to us of minutes of the meeting of the Board held on 4 November 2014 is a true copy and correctly records the proceedings of such meeting and the resolutions approved thereat; that such meeting was quorate and duly convened and held, that those present at such meeting acted bona fide in the interests of the Company throughout, that the provisions contained in the Companies Acts and/or the Articles of Association of the Company relating to the declaration of the interests of the directors and the powers of interested directors to vote were duly observed, that all resolutions set out in such copy were duly passed and that no further resolutions of the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.6	that the copies produced to us of the written resolutions of the Board are true copies; that such written resolutions were signed by all of the members of the Board, that those persons who signed such written resolutions acted bona fide in the interests of the Company in signing such written resolutions, that the provisions contained in the Companies Acts and/or the Articles of Association of the Company relating to the declaration of the interests of the Directors and the powers of interested Directors to vote were duly observed in signing such written resolutions and that no further resolutions of the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.7	that the copy produced to us of the written resolutions of the shareholders of the Company is a true copy and correctly records the resolutions approved by the shareholders of the Company, that such written resolutions were duly signed by or on behalf of all the shareholders of the Company and that no further resolutions of the shareholders, the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.8	that it is and was in the interests of (and will (or did) commercially benefit) the Company to adopt the 2014 Plan and issue the Shares;

4.9	that, in so far as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with the issue of the Shares and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined upon herein and, to the extent that the Company requires any authorisation, consent or approval from any public, administrative or governmental body in any jurisdiction outside of Ireland in relation to such issue, that it has obtained each such authorisation, consent or approval and has complied, and will continue to comply, with any conditions attaching thereto;

4.10	that there are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion Letter;

4.11	that the Company has not been induced by fraud, misrepresentation, coercion, duress, undue influence or by any similar circumstance to adopt the 2014 Plan or issue the Shares;

4.12	that no transaction or transactions, involving a direct or indirect transfer or issuance of shares, has or have taken place which should have been notified to the Central Bank of Ireland (or any predecessor regulator) under applicable legislation, and which was or were not so notified;

4.13	that, at the time of issue of the Shares, the authority of the Company and the directors of the Company to issue the Shares (including on a non-pre-emptive basis) as provided for in the Articles of Association of the Company and the Companies Acts, will be in full force and effect;

4.14	that any issue of Shares will be in consideration of the receipt by the Company prior to the issue of the Shares of either cash (within the meaning of Section 2 of the Companies (Amendment) Act 1983) or the release of a liability of the Company for a liquidated sum, or an amount at least equal to the nominal value of such Shares and any premium required to be paid up on such Shares pursuant to their terms of issue;

4.15	that all securities issued under the Registration Statement will have been issued in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Statement;

4.16	that, as at the time of the issuance of the Shares, such issuance will not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

4.17	that the filing of the Registration Statement with the Commission has been authorised by all necessary actions under all applicable laws other than Irish law;

4.18	that any power of attorney granted by the Company in respect of the allotment and issue of the Shares shall have been duly granted, approved and executed in accordance with the Articles of Association, the Companies Acts, the Powers of Attorney Act of 1996 of Ireland and all other applicable laws, rules and regulations; and

4.19	that the Shares will not be listed or admitted to trading on any stock exchange other than the New York Stock Exchange.

5.	Reservations and Qualifications

This Opinion Letter is given subject to the following reservations and qualifications:

5.1	the opinions in this Opinion Letter are given solely on the basis of a review of the Documents and the applicable law with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland;

5.2	any term of an agreement may be amended orally by the parties notwithstanding any provision to the contrary in such agreement, and documents may be impliedly amended by later agreements or a course of dealing between the parties thereto, notwithstanding any provision to the contrary therein contained;

5.3	an Irish court has power to stay an action if concurrent proceedings are being brought elsewhere; and

5.4	we have not verified or been responsible for verifying the accuracy of the Registration Statement (or any documents expressed to be incorporated by reference therein) or that no material facts or matters have been omitted therefrom.

6.	General

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement to be filed with the Commission and any amendments thereto. We also hereby consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act. This Opinion Letter is intended solely for use in connection with the issuance of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Save where otherwise specified, a reference in this Opinion Letter to a Clause, is to a Clause of this Opinion Letter.

This Opinion Letter speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law or fact that occur after the date hereof. This Opinion Letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.

Yours faithfully,	Yours faithfully,

/s/ Alvin Price	/s/ David Carthy
WILLIAM FRY	WILLIAM FRY
Solicitors	Solicitors

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